Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 18, 2026 (April 23, 2026, as to the effects of the reverse stock split and stock option grants disclosed in Note 16), relating to the financial statements of Avalyn Pharma Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 29, 2026